Bulldog in Review

Update from the President – December

RICHMOND, British Columbia, December 7, 2004 — Bulldog Technologies Inc. (OTC BB: BLLD). During the past two months, Bulldog Technologies Inc. has received numerous inquiries for pilot systems on all BOSSTM products with 33 requesting pilots for various systems. There have been some delays due to Sprint and Bell Canada setting up their airtime packages, however, eight pilots are now operating successfully including Saudi Arabia and Iraq’s Tanker BOSSTM pilots.

These pilots are very important as they provide insight into how the end user can implement our wireless cargo security solutions into their fleets or storage yard facilities. Once a pilot has been completed the user would be in a position to understand the value proposition and the return on investment Bulldog’s solutions deliver, while at the same time training their staff in the proper usage of the BOSSTM security system.

I would also like to elaborate on our last news release regarding our new team of NASA trained engineers and technicians.

Over the past nine years, this team has developed some of the most advanced and sophisticated RF (radio frequency) reader systems in the market. These systems can be implemented into many applications; i.e. port systems, warehouse management systems, retail store inventory systems and Bulldog’s Tanker BOSSTM System, which has already been completed.

Recently Bulldog entered into a development program to integrate a reader system into both the Yard BOSSTM and BOSSTM Systems allowing the downloading of cargo manifests prior to shipping.

In addition, our new team of RF engineers is working on completing the development of a new transceiver, which would allow the BOSSTM unit to incorporate location and position within a port facility while reducing overall costs by up to 40%.

Over the last year Bulldog’s engineers have been working with port security and cross-border security companies and organizations who are utilizing complex IRF reader systems. This technology opens up a multitude of opportunities for port and yard security systems, allowing Bulldog to develop the most comprehensive reader solutions with the benefit of being able to track down to the wooden pallets or any type of merchandise including retail store equipment. This technology also allows the downloading of cargo manifests, which is imperative in addressing cross border security concerns. Eventually Bulldog Technologies Inc. will incorporate a RFID reader in the Road BOSSTM & BOSSTM solutions.

With this new team of engineers and technicians, Bulldog Technologies will be able to create many other applications in the security field and at the same time dramatically reduce overall product costs.

With close to $4M in reserve funds, no debt, new technology and solutions, and a number of pilots in progress, Bulldog Technologies Inc. expects to have a very exciting year in 2005.

John Cockburn
President & CEO

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers.

For further information, visit Bulldog on the Web at www.bulldog-tech.com.

Press Contact:                                     Investor Contact:
Jan Roscovich                                     Aurelius Consulting Group
PR Director                                           Jeff Wadley
Bulldog Technologies Inc.                (888) 451-5721
(604) 271-8656                                      (407) 644-4256
jroscovich@bulldog-tech.com         jeff@aurcg.com